Exhibit 99.1

For Immediate Release	Contact:	Rich Cleys, ScanSource, Inc.
October 1, 2007		864.286.4358

SCANSOURCE ANNOUNCES NEW CREDIT FACILITY

GREENVILLE, S.C. – October 1, 2007 –ScanSource, Inc., {Nasdaq: SCSC}, a leading international value-added distributor of specialty technology products, announced today that it has entered into a five-year $250 million multicurrency revolving credit facility as of September 28, 2007. This facility has a $50 million accordion feature that allows the company to increase the revolving credit line up to a total of $300 million subject to obtaining commitments for the incremental capacity from existing or new lenders. This refinancing replaced the company’s $180 million multicurrency revolving credit line. The lead arranger and book runner for the facility is J.P. Morgan Securities Inc., with Wachovia Bank, N.A. serving as syndication agent and Regions Bank and Wells Fargo, N. A. serving as documentation agents.

“We are pleased to be working with J.P. Morgan, one of the leading international banks, as well as growing our relationship with Wachovia. The expanded capabilities of our new bank group will facilitate continued growth in our business both domestically and internationally,” said Rich Cleys, chief financial officer, ScanSource, Inc. “The strong demand for participation in our new facility is a testament to our solid financial condition and our bank group’s confidence in our future. What’s more, this agreement includes improved terms and conditions from our previous facility.”

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ:SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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